Exhibit 99.1
PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	THREE MONTHS ENDED
	MARCH 31,		Increase (Decrease)
	2006	2005	Pretax	After Tax
RECONCILIATION OF REGULATED ELECTRICITY SEGMENT GROSS MARGIN
Operating Income (closest GAAP measure)	$57,163	$91,825	$(34,662)	$(21,126)
Plus:
Operations and maintenance	178,427	155,084	23,343	14,228
Real estate segment operations	71,330	55,334	15,996	9,750
Depreciation and amortization	87,621	90,944	(3,323)	(2,025)
Taxes other than income taxes	35,573	34,565	1,008	614
Other expenses	8,522	8,374	148	90
Marketing and trading segment fuel and purchased power	74,175	70,809	3,366	2,052
Less:
Real estate segment revenues	107,854	69,936	37,918	23,111
Other revenues	11,224	10,135	1,089	664
Marketing and trading segment revenues	85,002	89,257	(4,255)	(2,593)

Regulated electricity segment gross margin	$308,731	$337,607	$(28,876)	$(17,599)

RECONCILIATION OF MARKETING AND TRADING SEGMENT GROSS MARGIN
Operating Income (closest GAAP measure)	$57,163	$91,825	$(34,662)	$(21,126)
Plus:
Operations and maintenance	178,427	155,084	23,343	14,228
Real estate segment operations	71,330	55,334	15,996	9,750
Depreciation and amortization	87,621	90,944	(3,323)	(2,025)
Taxes other than income taxes	35,573	34,565	1,008	614
Other expenses	8,522	8,374	148	90
Regulated electricity segment fuel and purchased power	157,395	78,423	78,972	48,133
Less:
Real estate segment revenues	107,854	69,936	37,918	23,111
Other revenues	11,224	10,135	1,089	664
Regulated electricity segment revenues	466,126	416,030	50,096	30,534

Marketing and trading segment gross margin	$10,827	$18,448	$(7,621)	$(4,645)